Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        We have issued our report dated March 29, 2006 accompanying the financial statements of BIO-key International, Inc. and Subsidiary contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

/s/ DS&B, Ltd

Minneapolis, Minnesota
April 7, 2006